Exhibit 99.1

newsrelease
Headquarters Office
13737 Noel Road, Ste. 100
Dallas, TX 75240
tel: 469.893.2000
fax: 469.893.8600
www.tenethealth.com

Contacts:
	Media:	Steven Campanini (469) 893-6321
	Investors:	Thomas Rice (469) 893-2522

Tenet, Insurers Reach Settlement for Katrina Property Claims

DALLAS — July 6, 2006 — Tenet Healthcare Corporation (NYSE: THC) announced today that it has reached agreement with its 2005-2006 property insurers to settle all claims related to physical damage and business interruption sustained by Tenet as a result of Hurricane Katrina. The insurers will pay Tenet a total of $340 million, all of which has been received by the company as of today.

On Aug. 29, 2005, when Hurricane Katrina made landfall, Tenet operated five hospitals in the New Orleans market and one in Biloxi, Miss., as well as five Diagnostic Imaging Services outpatient radiology centers and other support property in New Orleans. All the facilities sustained significant storm damage. At Memorial Medical Center and Lindy Boggs Medical Center, the damage was so extensive that those two hospitals have not been able to reopen.

Tenet said that resolution of its claims avoided a potential dispute, which could have taken months or years to resolve. The settlement is one of the first major commercial property insurance settlements resulting from Hurricane Katrina damage.

“Instead of engaging in a protracted resolution process with our insurers, we sat down with them and worked out a collaborative and equitable settlement that permits us to move forward after the devastation of Katrina,” said Trevor Fetter, Tenet’s president and chief executive officer. “By settling this matter quickly, we have avoided the disagreements and differences over interpretation that can occur in insurance claims of this magnitude and complexity. As provided in our contracts, this also gives us the flexibility to apply these funds to meet the company’s overall capital needs.”

The settlement is being paid by various interested insurers who underwrote Tenet’s property insurance in 2005-2006. The company said $240 million of the settlement will be recorded in the second quarter ended June 30. The other $100 million was recorded in previous quarters.

Before Katrina hit, Tenet’s operating hospitals in Louisiana and Mississippi were:

Kenner Regional Medical Center, 203 beds. Kenner, La.

Lindy Boggs Medical Center, 187 beds. New Orleans.

Meadowcrest Hospital, 207 beds. Gretna, La.

Memorial Medical Center, 317 beds. New Orleans.

NorthShore Regional Medical Center, 165 beds. Slidell, La.

Gulf Coast Medical Center, 189 beds. Biloxi, Miss. (On May 31, Tenet completed the sale of this hospital to Health Management

Associates Inc.)

(On June 29, the company announced its intention to divest Kenner, Lindy Boggs, Meadowcrest and Memorial by mid-2007.)

Tenet Healthcare Corporation, through its subsidiaries, owns and operates acute care hospitals and related health care services. Tenet’s hospitals aim to provide the best possible care to every patient who comes through their doors, with a clear focus on quality and service. Tenet can be found on the World Wide Web at www.tenethealth.com.

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Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2005, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.